                                                                    Exhibit 10.1

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                Agreement No. A3885

                      STANDARD EXCLUSIVE LICENSE AGREEMENT
                             WITH SUBLICENSING TERMS

                                TABLE OF CONTENTS

                      Section  1  Definitions
                      Section  2  Grant
                      Section  3  Diligence
                      Section  4  Royalties
                      Section  5  Certain Warranties and Disclaimers of UFRF
                      Section  6  Record keeping
                      Section  7  Patent Prosecution
                      Section  8  Infringement and Invalidity
                      Section  9  Term and Termination
                      Section 10  Assignability
                      Section 11  Dispute Resolution Procedures
                      Section 12  Product Liability; Conduct of Business
                      Section 13  Confidentiality
                      Section 14  Miscellaneous
                      Section 15  Notices
                      Section 16  Contract Formation and Authority

                      Appendix A  Development Plan
                      Appendix B  Development Report
                      Appendix C  UFRF Royalty Report

   This Agreement is made effective the 2nd day of September, 2004, (the "Effective Date") by and between the University of Florida Research Foundation, Inc. (hereinafter called "UFRF"), a nonstock, nonprofit Florida corporation, and Critical Therapeutics, Inc. (hereinafter called "CTI"), a corporation organized and existing under the laws of Delaware;

   WHEREAS, UFRF owns certain inventions that are described in the "Licensed Patents" defined below, and UFRF is willing to grant a license to CTI under the Licensed Patents and CTI desires a license under such Licensed Patents;

   NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

                                     Page 1
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SECTION 1 DEFINITIONS

      1.1. "Affiliate" shall mean any corporation or entity controlling, controlled by or under the common control of UFRF or CTI or any third party, as the case may be. For the purpose of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors.

      1.2. "Compound" shall mean cinnamylidene-anabaseines. For the avoidance of doubt, Compound shall not include benzylidene-anabaseines.

      1.3. "Development Plan" shall mean a written report summarizing the development activities that are to be undertaken by the CTI to bring Products to the market. The Development Plan is attached as Appendix A.

      1.4. "Development Report" shall mean a written account of CTI's progress under the Development Plan having at least the information specified in Appendix B to this Agreement, and shall be sent to the address specified on Appendix B.

      1.5 "Field" shall mean the treatment, diagnosis or prophylaxis of a disease in a mammal as well as any research or development activities directed thereto.

      1.6 "Improvements" shall mean any modification of an invention described in the Licensed Patents which, if unlicensed, would infringe one or more claims of the Licensed Patents.

      1.7 "Licensed Patents" shall mean the United States patent(s)/patent application(s) entitled "Methods of use and compositions for benzylidene and cinnamylidene-anabaseines" filed in the United States Patent Office on August 29, 1997, and assigned Serial Number 08/924,008, issued as US 5,977,144, and all United States patents and foreign patents and patent applications based on this U.S. application.

      1.8 "Net Sales" shall mean the amount invoiced on sales (regardless of uncollectible accounts) of Product after deducting, if not already deducted in the amount invoiced:

                  -     Trade and/or quantity discounts

                  -     Credits on returns and allowances

                  -     Outbound transportation costs paid

            The "Net Sales" for a Licensed Product or Licensed Process that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoiced price to the customer of that type of Licensed Product and/or Licensed Process during the applicable calendar quarter.

      1.9 "Product" shall mean any product or part thereof developed by or on behalf of CTI that contains the Compound and is covered in whole or in part by a Valid Claim in the country in which such product is made, used or sold.

      1.10 "Sublicensee" shall mean any third party to whom CTI confers the right to make, use or sell one or more Products.

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      1.11  "Territory" shall mean all of the countries of the world.

      1.12 "Valid Claim" shall mean a claim of any issued, unexpired United States or foreign patent that shall not have been donated to the public, disclaimed, nor held invalid or unenforceable against another Party by a court of competent jurisdiction in an unappealed or unappealable decision.

SECTION 2 GRANT

      2.1   License.

            UFRF hereby grants to CTI an exclusive license under the Licensed Patents solely to make, use and sell Products in the Field in the Territory.

      2.2   Sublicense.

            2.2.1 CTI may grant sublicenses to third parties without the consent of UFRF. CTI shall have the same responsibility for the activities of any Sublicensee or Affiliate of CTI as if the activities were directly those of CTI.

            2.2.2 Any sublicense granted hereunder shall be on substantially the same terms mutatis mutandis as the terms of this Agreement insofar as they are applicable.

            2.2.3 Where a sublicense has been granted under Section 2.2.1, such sublicense shall automatically terminate if this Agreement terminates for the country or countries covered by the sublicense.

            2.2.4 If CTI receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense, and such payments are not based directly upon the amount or value of Licensed Products sold by the Sublicensee, then CTI shall pay UFRF [**] percent ([**]%) of such payments in the manner specified in Section 4.4.

            2.2.5 CTI shall provide UFRF with a copy of each sublicense agreement no more than thirty (30) days after the execution of the sublicense agreement.

SECTION 3 DILIGENCE

      3.1   Development.

            3.1.1 CTI shall use its diligent efforts to develop, market and sell the Products at its own expense. CTI shall independently evaluate the inventions of the Licensed Patents and will exercise best efforts to pursue the Development Plan (see Appendix A ). All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of CTI.

            3.1.2 Until the date of first commercial sale of Licensed Products,
                  CTI will supply UFRF with a written Development Report annually thirty (30) days after the end of the calendar year (see Appendix B ). UFRF's review of CTI's Development Plan shall

                                     Page 3
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                  be solely to verify the existence of CTI's commitment to
                  development activity and to ensure compliance with CTI's obligations to commercialize the inventions of the Licensed Patents, as set forth above.

SECTION 4 ROYALTIES

      4.1   License Issue Fee.

            CTI agrees to pay to UFRF a $75,000 within thirty (30) days of the Effective Date.

      4.2   Running Royalty.

            4.2.1 In addition to the fee paid to UFRF under Section 4.1, CTI agrees to pay to UFRF a royalty calculated as a percentage of Net Sales of Product in accordance with the terms and conditions of this Agreement.

            4.2.2 The royalty shall remain fixed while this Agreement is in effect at a rate of [**] percent ([**]%) of total annual Net Sales of Product of $[**] and [**] percent ([**]%) of total annual Net Sales of Product of $[**].

                  Royalties shall be based on the total annual Net Sales of Product in all relevant countries during a particular calendar year for which is a royalty is due.

            4.2.3 If CTI is required to pay patent royalties to third-parties to make, use or sell Licensed Product in a particular country, [**]% of considerations paid by licensee under such third party licenses are creditable against royalties due, provided that the royalties payable to UFRF in a given year shall [**]

            4.2.4 Sales of Products between CTI and its Affiliates or
                  Sublicensees, or among such Affiliates and Sublicensees, shall not be subject to royalties under this Article 4, but, in such cases, the royalties shall be calculated on the Net Sales of Product by the Affiliates or Sublicensees to a third party and such royalties shall be payable to UFRF as provided in section 4.2.2.

      4.3   Other Payments.

            4.3.1 CTI agrees to pay UFRF minimum royalty payments, as follows

                        (a) $[**] ([**] dollars) per year up to and including the year of the first sale of Product; and

                        (b) $[**] ([**] dollars) per year for the remaining Term of the Agreement starting the year after the first sale of Product (collectively "Minimum Royalty").

            4.3.2 The Minimum Royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect; provided, however, the first Minimum Royalty payment shall be due on January 1, 2005, and shall be in the full yearly amount of $[**] and no additional Minimum royalty payments shall be due in 2005. For each year after 2005, the Minimum Royalty for a given year shall be due in advance and

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                  shall be paid in quarterly installments on March 31, June 30,
                  September 30, and December 31 for the following quarter.

            4.3.3 Any Minimum Royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the Minimum Royalties will be applied to earned royalties on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UFRF for other than the same calendar year in which the royalties were earned.

            4.3.4 In addition to all other payments required under this
                  Agreement, CTI agrees to pay UFRF Milestone payments within 60 days of the Event, as follows:

Payment                   Event
-------                   -----
$[**]                     [**]

$[**]                     [**]

$[**]                     [**]

            4.3.5 CTI shall complete the following Development Milestones by the noted date:

Development Milestones    Date
----------------------    ----------------------
[**]                      Within [**] of Effective Date

[**]                      Within [**] of Effective Date

[**]                      Within [**] of Effective Date

                  Licensee agrees to make a good faith effort to meet the milestones in Section 4.3.5 by the dates indicated. If the milestones are not met, UFRF and Licensee will make every attempt to renegotiate the milestones. Such renegotiation is not to be unreasonably withheld by UFRF and if necessary, shall be subject to the Dispute Resolution Procedures set forth in Section 11. If renegotiation is unsuccessful, termination according to Section 9.3 is applicable.

      4.4   Accounting for Payments.

            4.4.1 Amounts owing to UFRF under Sections 2.2 and 4.2 shall be paid on a quarterly basis after the amount of Minimum Royalties paid is exceeded, with such amounts due and received by UFRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to UFRF shall accrue interest until paid at the rate of the lesser of one and one-half percent (1.5%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

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                  CTI shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect overdue payments due from this
                  Section 4.4.1, Section 6.2 or any other applicable section of this Agreement.

            4.4.2 Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the following address:

              University of Florida Research Foundation, Inc.
              223 Grinter Hall
              PO Box 115500
              Gainesville, Florida 32611-5500
              Attention: Business Manager

              All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment.

            4.4.3 A full accounting statement showing how any amounts payable to
                  UFRF under Section 4.2 have been calculated shall be submitted to UFRF on the date of each royalty payment. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to UFRF because the amount of Minimum Royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

            4.4.4 UFRF is exempt from paying income taxes under U.S. law.
                  Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on a corporation by the U.S. government.

SECTION 5 CERTAIN WARRANTIES AND DISCLAIMERS OF UFRF

      5.1 UFRF warrants that it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to CTI in this Agreement and that the license granted herein does not conflict with any other agreement to which UFRF is a party. However, nothing in this Agreement shall be construed as:

            5.1.1 a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

            5.1.2 a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

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            5.1.3 an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

            5.1.4 an obligation to furnish any know-how not provided in Licensed
                  Patents or any services other than those specified in this Agreement; or

            5.1.5 a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by CTI.

      5.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY CTI, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

SECTION 6 RECORD KEEPING

      6.1 CTI and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of CTI's and its Sublicensee(s)'s accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Products. Such books and records shall be preserved for a period not less than six years after they are created, both during and after the term of this Agreement.

      6.2 CTI and its Sublicensee(s) shall take all steps necessary so that UFRF may, within thirty (30) days of its written request, audit, review and/or copy all of the books and records relevant to the Net Sales of Products at a single U.S. location to verify the accuracy of CTI's and its Sublicensee(s)'s accounting. Such review may be performed by any authorized employees of UFRF as well as by any attorneys and/or accountants designated by UFRF, upon reasonable notice and during regular business hours, subject to the confidentiality provisions of this Agreement. If a deficiency with regard to any payment hereunder is determined, CTI and its Sublicensee(s) shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.4.1. If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for that year, then CTI and its Sublicensee(s) shall be responsible for paying UFRF's out-of-pocket expenses incurred with respect to such review.

      6.3 At any time during the term of this agreement but no more than once during a calendar year, UFRF may request in writing that CTI verify the calculation of any past payments owed to UFRF through the means of a self-audit. Within ninety (90) days of the request, CTI shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit, CTI shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If CTI has

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            determined through its self-audit that there is any payment deficiency, CTI shall pay UFRF the deficiency along with applicable interest under Section 4.4.1 with the submission of the self-audit report to UFRF.

SECTION 7 PATENT PROSECUTION

      7.1 UFRF shall diligently file, prosecute and maintain the Licensed Patents using counsel of its choice. UFRF shall provide CTI with copies of all patent applications, amendments, and other filings with the United States Patent and Trademark Office and foreign patent offices no less than thirty (30) days prior to submitting such documents with the relevant patent office. UFRF will also provide CTI with copies of office actions and other communications received by UFRF from the United States Patent and Trademark Office and foreign patent offices relating to Licensed Patents. CTI shall have the right to review and comment on all filings made with any patent office. UFRF shall use its best efforts to incorporate any comments made by CTI. CTI and UFRF agree to keep such information confidential.

      7.2   UFRF shall not abandon any of the Licensed Patents or Improvements.

      7.3 Any Improvements made by or for CTI or UFRF and/or their respective Affiliate(s) shall be the property of UFRF. CTI shall notify UFRF of any Improvements made by or for CTI and/or its Affiliate(s).

      7.4 CTI shall be responsible for and pay [**] percent ([**]%) of all future costs and expenses incurred by UFRF for the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents within thirty (30) days of receipt of an invoice from UFRF; provided, however, in the event UFRF grants a license to the Licensed Patents to a large entity with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, then CTI shall only be required to pay [**]% of any costs and expenses that would be incurred by a small entity taking the same actions with respect to a patent office. Further, if UFRF licenses the Licensed Patents to more than [**] entities, then CTI shall only be responsible for a proportionate share of the above-noted costs and expenses based on the number of licensed entities. For example, if there are [**] licensed entities then CTI shall only be responsible for [**] of the relevant costs and expenses.

      7.5 It shall be the responsibility of CTI to keep UFRF fully apprised of the "small entity" status of CTI with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UFRF of any changes in such status, within thirty days of any such change.

SECTION 8 INFRINGEMENT AND INVALIDITY

      8.1 CTI shall inform UFRF promptly in writing of any alleged infringement of the Licensed Patents by a third party and of any available evidence thereof.

      8.2 During the term of this Agreement, CTI shall have the right, but not the obligation, to prosecute at its own expense and for its own benefit any such infringements of the Licensed Patents in the Field as it relates to the Compounds. If CTI prosecutes any such infringement, UFRF agrees that CTI may include UFRF as a co-plaintiff in any such suit, without expense to UFRF.

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      8.3   If within six (6) months after having been notified of any alleged infringement, CTI shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if CTI shall notify UFRF at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, UFRF shall have the right, but not the obligation, to prosecute at its own expense any infringement of the Licensed Patents, and UFRF may, for such purposes, use the name of CTI as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CTI, which consent shall not unreasonably withheld. UFRF shall indemnify CTI against any order for costs that may be made against CTI in such proceedings.

      8.4 In the event that UFRF shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by UFRF for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of UFRF relating to the suit, and next toward reimbursement of CTI for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided [**] between CTI and UFRF.

      8.5 In any infringement suit that either party may institute to enforce the Licensed Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

      8.6 In the event a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against UFRF, CTI, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

      8.7 In the event CTI contests the validity of any Licensed Patents, CTI shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

SECTION 9 TERM AND TERMINATION

      9.1 The term of this license shall begin on the Effective Date of this Agreement and continue until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4.2, once begun, ceases for more than two (2) calendar quarters.

      9.2 CTI may terminate this Agreement at any time by giving at least sixty (60) days written notice of such termination to UFRF. Such a notice shall be accompanied by a statement of the reasons for termination.

      9.3 If CTI at any time defaults in the timely payment of any monies due to UFRF or the timely submission to UFRF of any Development Report, fails to actively pursue the Development Plan, or commits any breach of any other covenant herein contained, and CTI fails to remedy

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            any such breach or default within ninety (90) days after written notice thereof by UFRF, UFRF may, at its option, terminate this Agreement immediately upon written notice to CTI.

      9.4 If CTI shall cease to carry on its business pertaining to Licensed Patents, this Agreement shall terminate upon thirty (30) days notice by UFRF.

      9.5 UFRF may immediately terminate this Agreement upon the occurrence of the second separate default by Licensee within any consecutive six month period for failure to pay royalties, patent or any other expenses when due.

      9.6 Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. CTI shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any Minimum Royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. CTI may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that CTI shall remain obligated to provide an accounting for and to pay running royalties thereon.

SECTION 10 ASSIGNABILITY

      This Agreement may not be transferred or assigned by CTI except with the prior written consent of UFRF; provided, however, that CTI shall be entitled to assign its rights under this Agreement to an Affiliate or in connection with the sale of all or substantially all of the business and assets of CTI to which the subject matter of this Agreement pertains. Any permitted assignee shall assume all obligations of its assignor under this Agreement or under the respective rights or obligations actually assigned.

SECTION 11 DISPUTE RESOLUTION PROCEDURES

      11.1  Mandatory Procedures.

            In the event either party intends to file a lawsuit, other than pursuant to Section 8.7, against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such lawsuit, other than for injunctive relief. Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.

            11.1.1 When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party. Within thirty (30) days of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

            11.1.2 If the parties fail to meet within the time period set forth in section 11.1.1 above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

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            11.1.3 Not more than 15 business days after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the "Neutral Advisor") to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the party that is proposing such individual.

            11.1.4 Within 10 days after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, within 5 days, they shall each select one individual from the lists. Within 5 days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within 30 days after the selection of a Neutral Advisor:

               (a) The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

               (b) The parties shall meet with the Neutral Advisor in
                   Gainesville, Florida on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute. At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute. At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.

            11.1.5 The expenses of the Neutral Advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

            11.1.6 Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.

      11.2  Failure to Resolve Dispute.

            If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may be included in the lawsuit without the mandatory procedures set forth in this section having first been followed.

      11.3  Survival.

            The provisions of this Section shall survive termination of this Agreement.

SECTION 12 PRODUCT LIABILITY; CONDUCT OF BUSINESS

      12.1 CTI and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, whether arising from a third party claim or resulting from UFRF's enforcing this indemnification clause against CTI, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of CTI hereunder. CTI shall only be liable to UFRF for consequential, exemplary, incidental, indirect or special damages or costs, including, but not limited to, lost profits or loss of goodwill, in the event such damages are awarded by a court of competent jurisdiction to a third party that has brought a cause of action against UFRF and UFRF is seeking indemnification under this Section 12.1. In any other event, CTI shall not have any liability to UFRF for any consequential, exemplary, incidental, indirect or special damages or costs, including, but not limited to, lost profits or loss of goodwill. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF's, the Florida Board of Governors', the University of Florida Board of Trustees', the University of Florida's, and the inventor's interests.

      12.2 CTI warrants that it shall have, at all relevant times, liability insurance coverage appropriate to the risk involved in producing, manufacturing, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage shall list UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventors of the Licensed Patents as additional insureds. Within thirty(30) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, CTI will present evidence to UFRF that the coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. In addition, CTI shall provide UFRF with at least thirty (30) days prior written notice of any reduction in or cancellation of the insurance coverage.

SECTION 13 CONFIDENTIALITY

            13.1.1 The parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Field, the Products, processes, services and business of the disclosing party and the Licensed Patents. The foregoing shall be referred to collectively as "CONFIDENTIAL INFORMATION".

            13.1.2 Any Confidential Information disclosed by the disclosing party shall be used by the receiving party exclusively for the purposes of fulfilling the receiving party's obligations under this Agreement and for no other purpose.

            13.1.3 Save as otherwise specifically provided herein (and in particular subject to Clause 13.3), each party shall disclose Confidential Information of the other party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the party's obligations under this Agreement. Each party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Confidential Information and their duties hereunder. Each party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other party. Each party shall promptly, upon request of the other party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other party.

            13.1.4 Any breach of this Clause 13 by any person informed by one of the parties is considered a breach by the party itself.

            13.1.5 Confidential Information shall be deemed not to include:

                   (a)  information which is in the public domain;

                   (b) information which is made public through no breach of this Agreement;

                   (c) information which is independently developed by a party, as evidenced by such party's records;

                   (d) information that becomes available to a receiving party on a non-confidential basis, whether directly or indirectly, from a source other than another party hereto, which source did not acquire this information on a confidential basis.

            13.1.6 The provisions relating to confidentiality in this Clause 13 shall remain in effect during the term of this Agreement, and for a period of 5 years following the expiration or earlier termination of this Agreement.

            13.1.7 The parties agree that the obligations of this Clause 13 are necessary and reasonable in order to protect the parties' respective businesses, and each party agrees that monetary damages would be inadequate to compensate a party for any breach by the other party of its covenants and agreements set forth herein.

                   The parties agree that any such violation or threatened violation shall cause irreparable injury to a party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 13, or a continuation of any such breach by the other party, specific performance and other equitable relief to redress such breach together with damages and reasonable counsels' fees and expenses to enforce its rights hereunder.

      13.2  Announcements:

                   Subject to Clause 13.3, CTI and its Sublicensee(s) shall not use the names of UFRF, or of the University of Florida, nor of any of either institution's employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any sales promotion, advertising, or any other form of publicity without the prior written approval of UFRF in each case, except that CTI may state that it has received a license from UFRF under one or more or the patents and/or applications comprising the Licensed Patents.

      13.3  Required Disclosures:

            13.3.1 A party (the "DISCLOSING PARTY") will be entitled to make an announcement or public statement or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to:

                   (a)   a valid order of a court or governmental authority; or

                   (b) any other requirement of law or any securities or stock exchange;

                   provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other party prompt notice of such fact to enable that other party to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.

            13.3.2 The Disclosing Party shall fully co-operate with the other party in connection with that other party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

SECTION 14 MISCELLANEOUS

      14.1 The parties hereto are independent contractors and not joint venturers or partners.

      14.2 CTI shall ensure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C.Section 287, with respect to all Licensed Products subject to this Agreement.

      14.3 This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

      14.4 Neither CTI nor UFRF shall encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

      14.5 CTI acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by CTI that it shall not export such items to certain foreign countries without prior approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.

SECTION 15 NOTICES

      Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given

                  -     when delivered personally,

                  - if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below,

                  - the second day following the day on which the notice has been delivered prepaid to a national air courier service, or

                  - five (5) business days following deposit in the U.S. mail if sent certified mail, return receipt requested:

      15.1  If to the University of Florida Research Foundation, Inc.:

                  President
                  University of Florida Research Foundation, Inc.
                  223 Grinter Hall
                  University of Florida
                  Post Office Box 115500
                  Gainesville, FL 32611-5500
                  Facsimile Number: 352-846-0491

                  with a copy to:
                  Office of Technology Licensing
                  Attn: Director
                  308 Walker Hall
                  University of Florida
                  Post Office Box 115500
                  Gainesville, Florida 32611-5500
                  Facsimile Number: 352-392-6600

      15.2  If to CTI:

                  Chief Executive Officer
                  Critical Therapeutics, Inc.
                  60 Westview Street
                  Lexington, MA 02421
                  Facsimile number: 781-402-5729

SECTION 16 CONTRACT FORMATION AND AUTHORITY

      16.1 No agreement between the parties shall exist unless the duly authorized representative of CTI and the Director of the Office of Technology Transfer of UFRF have signed this document within thirty
            (30) days of the Effective Date written on the first page of this Agreement.

      16.2 UFRF and CTI hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

      16.3  Force Majeure.

            No default, delay, or failure to perform on the part of CTI or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party's reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

 /s/ David L. Day                           Date: September 2, 2004
------------------                                -----------
David L. Day
Director, Office of Technology Transfer

CRITICAL THERAPEUTICS, INC.

 /s/ Paul Rubin                             Date: September 2, 2004
------------------                                -----------
Paul Rubin
President and Chief Executive Officer

Reviewed by UFRF's Attorney:                    Reviewed by CTI's Attorney

                                                /s/ Kirsten A. Anderson
-------------------------------------     --------------------------------------
          (name typed)                           Kirsten A. Anderson, Esq.
(Neither attorney shall be deemed a
  signatory to this Agreement.)

UFRF Ref: UF #-1471

                                   APPENDIX A
                                DEVELOPMENT PLAN

   A development plan of the scope outlined below shall be submitted to UFRF by CTI prior to the execution of this agreement. In general, the plan should provide UFRF with a summary overview of the activities that CTI believes are necessary to bring products to the marketplace.

I.    Drug Discovery Program

      Overall the goal of this program is to identify an alpha 7 agonistic cinnamylidine anabaseine analog with the potential to ultimately make it to market as a therapeutic for severe, life-threatening, systemic inflammation. Additionally, the therapeutic potential for such a molecule being used to treat chronic inflammatory disease will be evaluated.

      A.    Discovery activities to be undertaken

            1.    [**]

            2.    [**]

            3.    [**]

            4.    Use [**]

            5.    If applicable[**]

            6.    If applicable, [**]

            7.    If the data indicates, [**]

      B.    Estimated total discovery time

            1.    From the agreement initiation date [**]

            2.    At that time [**]

II.   [**]

                                   APPENDIX B
                               DEVELOPMENT REPORT

When appropriate, indicate estimated start date and finish date for activities.

I.    Date Development Plan Initiated and Time Period Covered by this Report.

II.   [**]

      A.    [**]

      B.    [**]

III.  [**]

      A.    [**] including, but not limited to, [**].

      B.    Estimated [**].

IV.   [**]

      A.    [**]

      B.    [**]

V.    [**] if Applicable:

      A.    [**]

      B.    [**]

      C.    [**]

PLEASE SEND DEVELOPMENT REPORTS TO:

   University of Florida Research Foundation, Inc.
   Attn: Director
   308 Walker Hall
   P.O. Box 115500
   Gainesville, FL 32611-5500
   Facsimile: 352-392-6600

                                   APPENDIX C
                               UFRF ROYALTY REPORT

        CTI:_________________________________      AGREEMENT NO.:_______________

        INVENTOR:____________________________      P#: P________________________

        PERIOD COVERED: From:_______/____/2__      Through:________/________/2__

        PREPARED BY__________________________      DATE:________________________

        APPROVED BY:_________________________      DATE:________________________

         If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

      REPORT TYPE:  [ ]  SINGLE PRODUCT LINE REPORT:____________________________

                    [ ]  MULTIPRODUCT SUMMARY REPORT. Page 1 of ______ Pages____

                    [ ] PRODUCT LINE DETAIL. Line:_______ Tradename:___________ Page:_________

REPORT CURRENCY:    [ ]  U. S. DOLLARS  [ ]  OTHER _____________________________

                                                                       [**]

        [**]     [**]     [**]      [**]      [**]      [**]      [**]      [**]
   [**]
   [**]
   [**]

   [**]
   [**]

   TOTAL:

Total Royalty:_______________ Conversion Rate:____________ Royalty in U.S.
Dollars: $ _______

 The following royalty forecast is non-binding and for UFRF's internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:__________ Q2:__________ Q3:__________ Q4:__________

     * On a separate page, please indicate the reasons for returns or other adjustments if significant.
        Also note any unusual occurrences that affected royalty amounts during this period.
    To assist UFRF's forecasting, please comment on any significant expected trends in sales volume.